UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 18, 2006 (January 12, 2006)
FIRST ACCEPTANCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12117	75-1328153

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

3813 Green Hills Village Drive
Nashville, Tennessee	37215

(Address of Principal Executive Offices)	(Zip Code)
(615) 844-2800

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     (a) Asset Purchase Agreement.
     First Acceptance Corporation (“First Acceptance”) and Acceptance Insurance Agency of Illinois, Inc., a wholly-owned indirect subsidiary of First Acceptance (“First Acceptance Subsidiary”), entered into an Asset Purchase Agreement dated as of January 12, 2006 (the “Purchase Agreement”), with Insurance Plus Agency II, Inc., Yale International Insurance Agency, Inc. (Insurance Plus Agency II, Inc. and Yale International Insurance Agency, Inc., collectively, the “Sellers”) and Constantine Danos, as the sole stockholder of each of the Sellers. Under the terms of the Purchase Agreement, First Acceptance Subsidiary acquired certain assets of the Sellers relating to the Sellers’ business of operating independent retail agencies providing non-standard automobile insurance, primarily in the Chicago, Illinois area. The closing of the transactions contemplated by the Purchase Agreement occurred on January 12, 2006, simultaneously with the execution and delivery of the Purchase Agreement.
     The assets of the Sellers acquired by First Acceptance Subsidiary (the “Acquired Assets”), include, without limitation, all goodwill of Sellers, and certain real property leases, contracts, intellectual property rights, tangible personal property and other assets of Sellers. The Acquired Assets did not include certain other assets of Sellers, including the cash and accounts receivable of Sellers. First Acceptance Subsidiary did not assume any liabilities of Sellers, other than liabilities arising after the closing under assumed contracts, leases and transferable governmental permits.
     The purchase price payable by First Acceptance Subsidiary for the Acquired Assets was (i) $25,000,000, payable in cash at closing, (ii) $5,000,000, to be held in escrow (which amount will be paid out in monthly installments to First Acceptance Subsidiary in connection with certain transition services to be performed by First Acceptance Subsidiary for twelve months following the closing, and which amount may also be reduced, at First Acceptance Subsidiary’s option, by any claims of First Acceptance Subsidiary during such period), (iii) the payment of certain prepayments and prepaid expenses of Sellers, and (iv) the assumption by First Acceptance Subsidiary of liabilities arising under the assumed contracts, leases and transferable permits following the closing. In addition, following the closing, and as additional consideration for the Acquired Assets, First Acceptance Subsidiary may be required to make a performance payment to Sellers in an amount between $0 and $4,000,000 depending upon the performance of the Sellers’ business acquired by First Acceptance Subsidiary during the twelve-month period beginning on February 1, 2006 and ending on January 31, 2007 (the “Performance Period”) as follows: if the net premiums written (as defined in the Purchase Agreement) by First Acceptance Subsidiary during the Performance Period in connection with the transferred business is (a) equal to or less than $30,000,000, the performance payment will equal $0, (b) greater than $30,000,000 but less than $36,000,000, the performance payment will equal 66 2/3% of the amount by which such net premiums written exceeds $30,000,000, and (c) equal to or greater than $36,000,000, the performance payment will equal $4,000,000. The total purchase price payable by First Acceptance Subsidiary at closing was funded by a loan made to First Acceptance at closing under the Credit Agreement (as defined below), as described in clause (b) of this Item 1.01.
     The Purchase Agreement contains customary representations and warranties by Sellers and the sole stockholder of Sellers, including representations about Sellers’ business, assets, operations and liabilities. The Purchase Agreement also includes indemnifications by Sellers and the sole stockholder of Sellers for losses incurred by First Acceptance Subsidiary and related parties arising from (i) breaches of representations, warranties and covenants by Sellers and the sole stockholder of Sellers, and (ii) liabilities of Sellers not assumed by First Acceptance Subsidiary pursuant to the Purchase Agreement.
     On January 12, 2006, First Acceptance issued a press release announcing the consummation of the transactions contemplated by the Purchase Agreement and Credit Agreement, the text of which press release was attached as Exhibit 99 to a Current Report on Form 8-K filed by First Acceptance on January 13, 2006.
     The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 and incorporated herein by this reference.
     (b) Credit Agreement.
     Concurrently with the execution and delivery of the Purchase Agreement, First Acceptance entered into a Revolving Credit and Term Loan Agreement dated as of January 12, 2006 (the “Credit Agreement”), with SunTrust Bank, in its capacity as a lender and as administrative agent for the lenders (the “Administrative Agent”), and First Bank (SunTrust Bank and First Bank, collectively, the “Lenders”). First Acceptance may borrow an aggregate principal amount of up to $30,000,000 in the aggregate under the Credit Agreement, which consists of (x) $25,000,000 in principal pursuant to a term loan facility which is due on June 30, 2010 (the “Term Loan Facility”), and (y) up to $5,000,000 in a revolving credit facility which is due on June 30, 2010 (the “Revolving Credit Facility”).
     The Term Loan Facility is required to be paid in equal annual principal installments of $1,388,000 on a quarterly basis beginning April 30, 2006 and ending April 30, 2010, with the aggregate unpaid principal balance of the Term Loan Facility due and payable on June 30, 2010.
     First Acceptance is permitted, at its option, to prepay all or part of the outstanding principal amount of borrowings under the Credit Agreement, without premium or penalty. Additionally, First Acceptance may cancel the unused portion of any commitments under the Revolving Credit Facility at any time.
     Borrowings outstanding under the Credit Agreement bear interest at a fluctuating rate equal to (i) in the case of Eurodollar rate loans, with respect to each interest period for a Eurodollar borrowing, the rate per annum obtained by dividing (x) LIBOR for such interest period by (y) a percentage equal to 1.00 minus the Eurodollar reserve percentage (as defined in the Credit Agreement), plus 1.75%, or (ii) in the case of alternate base rate loans and swingline loans, the rate per annum equal to the higher of (a) the annual rate of interest announced by SunTrust Bank as its “prime rate,” and (b) the federal funds rate plus 0.5%, in each case, plus 0.25%. In connection with the Term Loan Facility, First Acceptance entered into an interest rate swap agreement with SunTrust Bank which effectively fixes the interest rate under the Term Loan Facility at approximately 6.63% per annum effective January 17, 2006 through June 30, 2010.
     Interest on all Eurodollar rate loans is payable on the last day of each interest period applicable thereto (but no less frequently than on a quarterly basis), or on the earlier maturity date or termination date of such loans. Interest on all alternative base rate loans and swingline loans is due and payable on a quarterly basis, or on the earlier maturity date or termination date of such loans.
     The obligations of First Acceptance under the Credit Agreement are guaranteed by all of the direct and indirect subsidiaries of First Acceptance, other than the two insurance company subsidiaries of First Acceptance, First Acceptance Insurance Company, Inc. (f/k/a USAuto Insurance Company, Inc.) and Village Auto Insurance Company, Inc. (the “Insurance Company Subsidiaries”). In addition, the obligations of First Acceptance under the Credit Agreement are also secured by (i) a pledge of 100% of the ownership interests in all of First Acceptance’s direct and indirect subsidiaries (excluding the ownership interest held by First Acceptance Insurance Company, Inc. in its subsidiaries (Village Auto Insurance Company, Inc., First Acceptance Services, Inc. and Acceptance Insurance Agency of Texas, Inc.), but including the ownership interest held in First Acceptance Insurance Company, Inc.), and (ii) a first-priority security interest in substantially all of the tangible and intangible assets (excluding owned real property) of First Acceptance and its direct and indirect subsidiaries (excluding the Insurance Company Subsidiaries).
     The Credit Agreement provides for customary events of default with corresponding grace periods, including (i) failure to pay any principal or interest when due, (ii) failure to comply with covenants, (iii) any material representations or warranty made by First Acceptance proving to be incorrect in any material respect, (iv) defaults relating to or acceleration of other material indebtedness of First Acceptance or its subsidiaries, (v) certain insolvency or receivership events affecting First Acceptance or any of its subsidiaries, (vi) certain adverse actions taken by any insurance commissioner or other state insurance regulatory official against any Insurance Company Subsidiary, (vii) a change in control of First Acceptance, or (viii) First Acceptance or its subsidiaries becoming subject to certain material judgments, claims or liabilities.
     First Acceptance must pay a commitment fee equal to 0.25% per annum of the unused commitment under the Revolving Credit Facility.
     First Acceptance borrowed the full $25,000,000 principal amount under the Term Loan Facility and the full $5,000,000 principal amount under the Revolving Credit Facility on January 12, 2006, to finance the purchase price payable under Purchase Agreement.
     The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.2 and incorporated herein by this reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On January 12, 2006, First Acceptance acquired the assets of Sellers pursuant to the Purchase Agreement, the material terms and conditions of which are described in clause (a) of Item 1.01 above and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On January 12, 2006, First Acceptance entered into the Credit Agreement, the material terms and conditions of which are described in clause (b) of Item 1.01 above and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1
Asset Purchase Agreement dated as of January 12, 2006, by and among First Acceptance Corporation, Acceptance Insurance Agency of Illinois, Inc., Insurance Plus Agency II, Inc., Yale International Insurance Agency, Inc. and Constantine Danos

10.2	Credit Agreement dated as of January 12, 2006, by and among First Acceptance Corporation, SunTrust Bank, in its capacity as a lender and as administrative agent for the lenders, and First Bank

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST ACCEPTANCE CORPORATION
By:	/s/ Stephen J. Harrison
Stephen J. Harrison
President and Chief Executive Officer

Date: January 18, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Asset Purchase Agreement dated as of January 12, 2006, by and among First Acceptance Corporation, Acceptance Insurance Agency of Illinois, Inc., Insurance Plus Agency II, Inc., Yale International Insurance Agency, Inc. and Constantine Danos

10.2	Credit Agreement dated as of January 12, 2006, by and among First Acceptance Corporation, SunTrust Bank, in its capacity as a lender and as administrative agent for the lenders, and First Bank